Exhibit 99.1

SBT Bancorp Raises Capital To Support Continued Growth

SIMSBURY, Conn.--(BUSINESS WIRE)--July 22, 2011--SBT Bancorp (OTCBB: SBTB), holding company of Simsbury Bank & Trust Company, Inc., today announced two initiatives to expand its capital base to support future growth. The Company has received preliminary approval to obtain $9 million in capital through the United States Treasury’s Small Business Lending Fund (“SBLF”) and the Company’s board approved a dividend reinvestment plan for its shareholders which it expects to put into place in the near future. These two initiatives will provide the company with capital to continue to expand its business lending activities and support the growth in related deposits and services.

“Since the onset of the financial market crisis in September 2008, Simsbury Bank has increased its small business loans by 33% and total loans by 17%,” said Martin J. Geitz, President and Chief Executive Officer. “We are proud to have fulfilled our founders’ mission of being open for business to our business and household customers in difficult as well as good economic times. We have grown small business as well as mortgage and consumer loans consistently since 2008 through the economic recession and the slow recovery. Unlike many regional and national banks serving Connecticut, Simsbury Bank never pulled back from its commitment to be a reliable source of loans for businesses, families and individuals.”

The Treasury’s SBLF guidelines provide an incentive to participating banks for increasing small business loans from the baseline period of the four quarters ending June 30, 2010. SBT’s small business loans have increased 18% since the baseline period. As such, SBT anticipates that the initial dividend rate on the preferred stock issued to the US Treasury will be 1%. SBT anticipates closing on this capital transaction by August 12th. SBT will use $4.2 million of the SBLF capital to redeem all of the preferred stock outstanding issued pursuant to the Treasury’s Capital Purchase Program.

SBT Bancorp estimates that approximately one half of its shareholders will participate in the dividend reinvestment program which would result in approximately $220,000 annually in new capital at the current dividend rate. The dividend reinvestment plan will also offer shareholders the opportunity to purchase up to $5,000 in stock per quarter through the plan. The Shareholders will be receiving information about enrolling in the plan over the next few weeks.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $325 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan originators throughout central Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

CONTACT:
SBT Bancorp
Anthony Bisceglio, 860-408-5493
abisceglio@simsburybank.com